Exhibit 10.15
PERSONAL AND CONFIDENTIAL
October 13, 2016
Gregory J. Lampert
Delivered via hand
Dear Greg:
Consistent with our recent discussions, we have prepared this letter (your “Separation Agreement” or “this Agreement”) and the enclosed information regarding your separation from General Cable Corporation and its subsidiaries (“General Cable” or “the Company”). Included in this offer is a release that describes conditions you must agree to in order to receive the payments and other benefits detailed in this Separation Agreement.
PAYMENTS TO YOU
1)Your last date of active employment with General Cable (your “Separation Date”) will be the first to occur of (a) December 31, 2016 and (b) the date on which you commence services as an employee or consultant for another company (other than service as a member of a board of directors of another company). Your employment may also terminate earlier than December 31, 2016, and your Separation Date may be accelerated, in the event of death or Disability (as defined in the Severance Plan described below), and General Cable may terminate your employment earlier for Cause or in the event you do not comply with the terms of this Separation Agreement.
2)Your current annual base salary of $510,000 ("Base Salary") will continue to be paid in regular payroll installments through your Separation Date. Prior to your separation date, you will exhaust any and all of your accrued, unused PTO. Through your Separation Date, you will perform such reasonable transition services as the Chief Executive Officer of General Cable Corporation (the “CEO”) shall request, including assisting with the transition of the new Senior Vice President of Latin America and working with the CEO and Strategic Leadership Team on the continued implementation of General Cable’s strategic roadmap.
3)Consistent with the terms of the General Cable Executive Officer Severance Benefit Plan effective January 1, 2008 (the “Severance Plan”), following your Separation Date, if you sign and do not revoke the Release Agreement described below, and you comply with the terms of this Separation Agreement, and if the provisions of Section 4 below do not apply, you will (i) receive 1.5 years of Base Salary as salary continuation ($765,000) in regular payroll installments over the 18 months following your Separation Date; (ii) receive 18 months of your target bonus in a single lump sum ($727,500), no later than March 15, 2017; (iii) receive your bonus for 2016, prorated to your Separation Date, based on General Cable’s and your personal performance for the year, no later than March 15, 2017; and (iv) receive a monthly payment of $1,087.09 during 2016, if applicable, and a monthly payment of $1,116.74 during 2017 and an amount to be determined during the applicable portion of 2018 calculated based on the monthly COBRA premium and the monthly cost of life insurance coverage for the health and life insurance plans in which you participate as of the date hereof, less the monthly premium paid by active employees for such coverage, in regular payroll installments over the 18 months following your Separation Date until the date on which you become covered by a comparable plan. In the event of your disability or death, or in connection with a Change in Control, as those terms are defined in the Severance Plan, during the salary continuation period, all separation benefits will be paid in a lump sum within thirty days of your disability, death or Change in Control.
4)Notwithstanding the foregoing, in the event that your employment is terminated prior to your Separation Date for Cause, due to your Disability or death, or in connection with a Change in Control, as those terms are defined in the Severance Plan, then your termination shall be so classified and you will receive the payments and benefits under the Severance Plan applicable to such termination, if any, instead of the payments and benefits described in Section 3 above. In the event of termination for Disability or death or in connection with a Change in Control, your outstanding awards (including option awards, stock awards and deferred cash awards) will vest and become payable pursuant to the terms of the applicable plans and award agreements applicable to such termination.
5)Any equity awards granted to you pursuant to the General Cable Corporation Stock Incentive Plan (the “Stock Incentive Plan”) shall be governed by the terms of the Stock Incentive Plan and any applicable award documents. Your participation in General Cable’s employee benefit plans will terminate as of the Separation Date, subject to the terms of the applicable employee benefits plans. Attached hereto as Exhibit A is a schedule of unvested equity awards that are scheduled to vest on or before December 31, 2016, provided that you maintain active employment through this date.
6)On or about your Separation Date (other than in the event of termination for Cause), if you sign and do not revoke the Release Agreement described below and you comply with the terms of this Separation Agreement, the Compensation Committee of the Board of Directors will amend the terms of your past awards of stock options to purchase Common Stock pursuant to the Corporation’s 2005 Stock Incentive Plan to extend the exercise period of any then outstanding vested and unexercised stock options through the first to occur of: (a) December 31, 2019, and (b) the original expiration date of the term of the applicable option.
7)All payments to you are subject to withholding for income tax, FICA and other required deductions.
8)The provisions of the Severance Plan relating to Section 409A of the Internal Revenue Code are incorporated into this Agreement by this reference.
OUTPLACEMENT SERVICES
General Cable will provide outplacement services with a mutually agreed, nationally recognized firm, to assist you in transitioning to other employment, consistent with our outplacement policy and as set forth in the Severance Plan.
RETURN OF COMPANY PROPERTY
You must return all building access cards, keys to desks, mobile phones, laptops, any Company literature/publications, product samples, and other Company owned property no later than your Separation Date.
CONFIDENTIALITY OF LETTER
General Cable and you agree that the terms and conditions of the Agreement are confidential and shall not be disclosed or revealed except the Parties expressly agree that the terms and conditions of the Agreement may be disclosed (a) by you to your spouse, attorneys, accountants, financial advisors, tax preparers; (b) by either Party if necessary to enforce or litigate any provisions of the Agreement; (c) by either Party to any governmental bodies to the extent necessary to comply with any applicable laws, rules or regulations; and (d) by either Party in response to a duly authorized and lawful subpoena served pursuant to state or federal Rules of Civil Procedure.
YOUR COMMITMENTS AFTER SEPARATION
When you were hired, you signed a non-disclosure agreement that prohibits you from disclosing any of the Company’s confidential Information, such as price lists, customer lists, information regarding discounts, manufacturing processes, compounds and formulas, product designs and other proprietary information belonging to the Company. These obligations survive your Separation Date, and, except as provided in the Reports to Government Entities section below, you must continue to protect this information from disclosure, including disclosure to any future employer for whom you may work.
You agree to cooperate, in good faith, with the Company at such times and in such manner as the Company may reasonably request with respect to matters that were within your area of responsibility while an employee. With respect to any subpoena, claim, litigation, investigation or other legal proceeding affecting the Company that arises out of events with respect to which you have or may have knowledge from the course of your employment by the Company, your cooperation shall include, but not be limited to, interviews and conferences with the Company’s attorneys, timely response to requests for information, testimony, including at depositions, trials or in other legal proceedings. General Cable will reimburse you for the reasonable travel costs associated with providing this assistance.
Beginning on the date hereof and ending on June 30, 2018, you shall not, whether on your own behalf or in conjunction with or on behalf of any person, company, business entity or other organization and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly recruit or solicit any person in the employment or service of General Cable to terminate his, her or its relationship with General Cable or to accept employment with or by any person or entity other than General Cable.
Beginning on the date hereof and ending on June 30, 2018, you shall not, directly or indirectly, own, operate, control or participate in the ownership, operation or control of, or accept employment with, consult for, or perform services for any business or activity that designs, develops, manufactures, or distributes wire and cable products that compete with General Cable’s products anywhere in Europe, North America, Central America or South America; provided, however, that this provision shall not restrict you from owning or investing in publicly traded securities, so long as your aggregate holdings in any such company do not exceed 5% of the outstanding equity of such company and such investment is passive; and provided further than this provision shall not restrict you from working for the specific distributors identified on Exhibit B hereto. You agree that, given the nature of the business of General Cable, the geographic scope set forth in the immediately preceding paragraph is appropriate and reasonable.
You further acknowledge and agree that if you directly or indirectly breach, violate, or fail to perform fully your obligations under this Agreement (a “Default”), each Default shall cause immediate and irreparable harm to General Cable in a manner which cannot be adequately compensated in monetary damages. As a result, General Cable, in addition to its other remedies, shall be entitled to seek immediate injunctive relief to restrain any Default by you or others acting in concert with you. Notwithstanding any provision of this Separation Agreement, in the event that General Cable reasonably concludes that a Default has occurred, then General Cable may immediately suspend any future payments to you under this Agreement and in the event that General Cable proves that a Default has occurred, then General Cable may recover repayment of the entirety of all amounts previously paid to you under this Agreement as liquidated damages, but reduced by the amount of any taxes paid by you to the applicable governmental authorities with respect to such payments, and even then, only in the case that such taxes are not subsequently refunded to you by the applicable authorities. In the event that you are a prevailing party in any action brought by General Cable to enforce this Agreement, then General Cable will agree to reimburse you for the reasonable costs and attorneys’ fees incurred by you to defend such action.
Effective on or before the Separation Date, you hereby agree to resign from all positions of officer, director or other representative of General Cable that you hold. We will prepare an appropriate letter of resignation or such other agreements confirming such resignation, and you agree that you will execute the same as General Cable may reasonably request, whether before or after your Separation Date.
As a result of the reallocation of your duties such that you are no longer in charge of a principal business unit or function or performing a policy-making function, effective immediately, the Company no longer considers you to be an “executive officer” as that term is defined under the Securities Exchange Act of 1934. Nonetheless, you are still considered an “insider” for purposes of the Company’s stock trading policy, and, prior to your Separation Date, you should only trade during open window periods and, even then, only after first seeking prior approval from the General Counsel. You also at all times remain subject to the general insider-trading laws and are prohibited from trading in the Company’s stock at any time that you are in possession of material, non-public information.
REPORTS TO GOVERNMENT ENTITIES
Nothing in this Separation Agreement or the attached Release restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Please note that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.  You do not need the prior authorization of General Cable to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators.  You are not required to notify General Cable that you have engaged in such communications with the Regulators.
RELEASE TO GENERAL CABLE
To be eligible to receive the separation benefits described in this letter, you must sign and return this Separation Agreement in the space below and then subsequently sign and return the attached Release Agreement within the time specified.
You have a period of twenty-one (21) days from your separation date to consider the Release. The Release must be signed and returned on or about your Separation Date, but should not be signed before your Separation Date. The Release may be returned to the Human Resources Team at Highland Heights by fax to 859-572-8609, email to LStark@generalcable.com, by regular US mail or by hand delivery.

Please feel free to contact me if you have any questions.

Sincerely,

Michael T. McDonnell
President and CEO
General Cable Corporation

Attachments:
1) Release
2) Exhibit A
3) Exhibit B

I agree to the terms of the foregoing Agreement.

Gregory J. Lampert	Date

WAIVER AND RELEASE
WHEREAS, in accordance with the terms and conditions of my Separation Agreement entered into between me and General Cable Corporation (collectively with its subsidiaries, “General Cable”) and dated October 13, 2016 (the “Separation Agreement”), I wish to enter into this Waiver and Release Agreement (“Release Agreement”); and
THEREFORE, in consideration of the mutual covenants and promises contained in this Release Agreement and in the Separation Agreement, General Cable and I agree as follows:
1.    I acknowledge and agree that the total compensation and payments I will receive under the Separation Agreement are more than I would otherwise be entitled to in accordance with any applicable laws or regulations or under the terms of any agreement, contract, or policy of General Cable or by reason of the involuntary separation of my employment as an active employee of General Cable, and the total compensation and payments are made in full satisfaction of any and all obligations of General Cable to me and no further obligations or amounts are due or shall become due to me in connection with or in any way related to my employment and/or directorship. I also agree and acknowledge the sufficiency of the benefits provided herein and that General Cable has no further obligations of any kind to me or for any taxation, other than those payroll deductions required by law, associated with all such amounts and the benefits being paid to me pursuant to the terms of the Separation Agreement. In consideration of these payments, for myself and my heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, subject to the provisions of Paragraph 2 hereof, I forever waive, release, discharge, and covenant not to sue, General Cable, its parents, predecessors, subsidiaries, affiliates, successors and assigns, and its and their current and former directors, officers, agents, attorneys, employees and any person working in or conducting business on General Cable's behalf (the “Releasees”), including but not limited to, the following causes of action: (1) any and all claims for monetary damages under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq., and the Americans With Disabilities Act, 42 U.S.C. §12101 et seq.; and (2) any and all other claims under federal, state or local laws, including but not limited to the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., any state law equivalent of any of the aforementioned laws, or any other laws and regulations relating to discrimination or employment; claims for breach of contract, whether oral or written, express or implied, including any claims for breach of any implied covenant of good faith and fair dealing; any tort claims, including, without limitation, any claims for personal injury, harm or damages, whether the result of intentional, unintentional, negligent, reckless or grossly negligent acts or omissions; any claims for harassment, discrimination, retaliation, wrongful discharge or any other claims arising out of any legal restrictions on the employer's right to terminate employees; and any claims for attorneys' fees or legal costs or expenses in connection with any legal claim.
I further agree and acknowledge that the above referenced claims released by me include, but are not limited to, all claims, however styled, for compensation, damages for unfair termination, wages, allowances, commissions, bonuses, annual leave pay, holiday pay, end of year payments, sickness allowance, severance payments, separation pay, long service payments, pension or retirement scheme contributions, benefits, expenses, penalties, and damages of any kind whether it be statutory or contractual payment, interests, attorneys' fees or costs.
2.    The foregoing shall in no event apply to any claims that, as a matter of applicable law, are not waivable, my right to vested benefits under the written terms of General Cable’s employee benefit plans, any claims for unemployment or workers’ compensation benefits, or any claims arising after the date on which I sign this Release Agreement.
3.    General Cable and I agree that nothing in this Release Agreement prevents or prohibits me from: (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Release Agreement, or as required by law or legal process; (ii) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the EEOC, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”); or (iii) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. I understand that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.  However, I agree that I am waiving my right to receive any individual monetary relief resulting from such claims, regardless of whether I or another party have filed them, and in the event I obtain such monetary relief, General Cable will be entitled to an offset for the payments made pursuant to this Release Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A).  I understand that I do not need the prior authorization of General Cable to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators.  I am not required to notify General Cable that I have engaged in such communications with the Regulators. To the extent I receive any monetary relief in connection with any such charge, action, investigation or proceeding, General Cable will be entitled to an offset for the benefits made pursuant to this Release Agreement or the Separation Agreement, to the fullest extent provided by law, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A).
General Cable and I further agree that the Equal Employment Opportunity Commission (“EEOC”) and comparable state or local agencies have the authority to carry out their statutory duties by investigating charges, issuing determinations, and filing lawsuits in Federal or state court in their own name, or taking any action authorized by the EEOC or comparable state or local agencies. I retain the right to participate in any such action and to seek any appropriate non-monetary relief. I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to the government and such right is not limited by any non-disparagement claims. General Cable and I agree that communication with employees plays a critical role in the EEOC’s enforcement process because employees inform the agency of employer practices that might violate the law. For this reason, the right to communicate with the EEOC is a right that is protected by federal law and the Release Agreement does not prohibit or interfere with those rights. Notwithstanding the foregoing, I agree to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.
4.    I acknowledge that this Release Agreement does not cover claims to enforce the Separation Agreement, claims for indemnification, if any, that I may have under General Cable’s Bylaws as an employee of General Cable, and claims for vested benefits under employee benefit plans. General Cable will continue to provide Director and Officer insurance at its cost until all statutes of limitations for Director, Officer and employee liability have lapsed. This Release Agreement is intended to be effective as to all claims described above as of the date hereof, but does not waive rights or claims that may arise after the date this Release Agreement is executed.
5.    Subject to the provisions of Paragraphs 2 and 3 hereof, I agree not to, in any way, defame or disparage the image, reputation or standing of General Cable or any of its employees at any time. Subject to the provisions of Paragraph 3 hereof, I agree to maintain, at all times, the confidentiality of the terms and conditions of this Release Agreement, the Separation Agreement, and my separation from General Cable except I may disclose the terms of this Release Agreement to my spouse, attorneys, accountants, financial advisors, and tax preparers. General Cable agrees that it will not, through its directors or officers, in any way, defame or disparage me. General Cable will confirm that I was employed through my Separation Date.
6.    I acknowledge and agree that nothing contained in this Release Agreement, or the fact of its submission to me shall be admissible evidence in any judicial, administrative, or other legal proceeding, or be construed as an admission of any liability or wrongdoing on the part of General Cable or the other Releasees of any violation of federal, foreign, state or local statutory or common law or regulation.
7.    I acknowledge that I have entered into this Release Agreement freely, knowingly, and voluntarily; I further understand and agree that this Release Agreement was reached and agreed to by General Cable and me in order to avoid the expense of any potential claims or disputes.
8.    General Cable and I each knowing and voluntarily agree and expressly acknowledge that this Release Agreement includes a waiver and release of all claims which I have or may have to collect monetary damages under the ADEA, including, but not limited to, the OWBPA. The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release Agreement.
a.    I have read carefully the terms of this Release Agreement and understand the meaning and effect of this Release Agreement.
b.    General Cable advises me to consult an attorney before signing this Release Agreement.
c.    The waiver and release of claims under the ADEA contained in this Release Agreement does not cover rights or claims that may arise after the date on which I sign this Release Agreement.
d.    I have been granted twenty-one (21) days from my separation date to decide whether or not to sign it.
e.    I hereby acknowledge and agree that I am knowingly and voluntarily waiving and releasing my rights and claims only in exchange for consideration (something of value) in addition to anything of value to which I am already entitled.
9.    I agree and acknowledge that I have read this Release Agreement carefully and fully understand all of its provisions. This Release Agreement constitutes the entire agreement between General Cable and me with respect to all the matters discussed herein, and supersedes all prior or contemporaneous discussions, communications or agreements, expressed or implied, written or oral, by or between General Cable and me regarding such matters. However, this Release Agreement does not supersede the Separation Agreement or otherwise alter my and General Cable’s post-employment obligations pursuant to the Separation Agreement.
10.    This Release Agreement will be governed and construed in accord with the laws of Kentucky, without regard to conflicts of law principles thereof. No amendment or modification of the terms of the Release Agreement will be made except by a writing executed by General Cable and myself. I agree that the Separation Agreement and the Release Agreement represent the complete and exclusive agreement regarding my separation of employment from General Cable.
11.    This Release Agreement shall not become effective or enforceable until the eighth day following my execution of this Release Agreement without my having previously revoked this Release Agreement (the “Effective Date”). I shall have the right to revoke this Release Agreement at any time during the seven (7) day period immediately following my execution of it. I acknowledge that in order to revoke this Release Agreement, I must submit written notice of my revocation to Leah Stark via email (lstark@generalcable.com) and certified U.S. Mail, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, such that the notice is received by said person before the expiration of the seven-day revocation period.
12.    I acknowledge that the language of all parts of this Release Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any provision of this Release Agreement be declared or be determined by any tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release Agreement.
13.    I acknowledge that this Release Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of General Cable, and any such successor or assign shall be deemed substituted for all purposes for General Cable under the terms of this Release Agreement. I further acknowledge that I may not assign this Release Agreement.

Dated:	By:
	Not to be singed before Separation Date	Gregory J. Lampert

EXHIBIT A
Unvested LTI-Cash and Equity Vesting on or before December 31, 2016:

Type of Award	Grant Date	Vest Date	Amount of Award
LTI-Cash	02/05/15	12/31/16	$161,111.00
Restricted Stock Units	02/13/14	12/31/16	8,290 units
Performance Stock Units*	02/13/14	12/31/16	24,870 units (at target)
Restricted Stock Units	02/05/15	12/31/16	12,057 units
Restricted Stock Units	02/11/16	12/31/16	22,417 units
* Number of Performance Stock Units ultimately vested will be based on Company performance as compared to performance criteria of the applicable stock unit grants and grant agreement.

EXHIBIT B

Anixter
C.I.E
Champion W&C
Charlotte W&C
EIC
Electrical Cable Specialist
Houston Wire & Cable
IEWC
Metro Wire and Cable
Omni Cable
USA Wire and Cable
Becker Electric Supply
CED
Cincinnati Belt & Transmission (CBT)
Crescent Electric
FD Lawrence
Graybar
Kirby Risk Electric
Mayer Electric
McNaughton McKay Electric
Rexel
Richards Electric
Sonepar
State Electric
Wesco
Win Wholesale